UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
LIME ENERGY CO.
(Name of Registrant As Specified In Its Charter)
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LIME ENERGY CO.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

To our fellow Stockholders,

Notice is hereby given that the board of directors of Lime Energy Co., a Delaware corporation (which we refer to in this Notice as the “Company,” “we,” “us,” or “our”), has approved, and the holders of a majority of the outstanding shares of common stock of the Company have executed, an Action by Written Consent of the Stockholders (the “Written Consent”) approving among other matters, a Securities Purchase Agreement dated December 23, 2014, between the Company and Bison Capital Partners IV, L.P., a Delaware limited partnership (the “Purchase Agreement”), and the removal of certain limitations on conversion and voting power of the shares of Series C Convertible Preferred Stock issued under the Purchase Agreement, as more fully described in the accompanying Information Statement. The purpose of the Written Consent was to conform to rules of the NASDAQ Stock Market LLC requiring Stockholder approval for certain private placements.

The purpose of the Information Statement is to inform our stockholders of record as of December 23, 2014 (the “Record Date”) for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder of certain actions already taken by the Company. Under the Delaware General Corporation Law and our by-laws, stockholder action may be taken by written consent without a meeting of the stockholders. The written consent of the holders of at least a majority of the outstanding voting power entitled to be cast was necessary to approve the matters in the Written Consent and holders with sufficient voting power executed the Written Consent.

Neither your vote nor your consent is required and they are not being solicited. The accompanying Information Statement will serve as notice pursuant to the Exchange Act and Section 228(e) of the Delaware General Corporation Law of the approval of the  matters in the Written Consent by less than the unanimous written consent of our stockholders. The Information Statement is first being mailed to stockholders on or about January 27, 2015.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THIS MATTER.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

By Order of the Board of Directors,

/s/ Mary Colleen Brennan
Mary Colleen Brennan
Secretary

Huntersville, NC
January 27, 2015

LIME ENERGY CO.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

INFORMATION STATEMENT

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

THIS INFORMATION STATEMENT IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

INTRODUCTION

This Information Statement is being furnished by Lime Energy Co., a Delaware corporation (the “Company,” “we,” “our” or “us”), to our stockholders, as of the close of business on the record date, December 23, 2014 (the “Record Date”), regarding the following actions (the “Actions”):

•                  Approval of a Securities Purchase Agreement with Bison Capital Partners IV, L.P. (“Bison”) (the “Purchase Agreement”);

•                  Approval of other documents related to the Purchase Agreement; and

•                  Approval of the full conversion and voting power of the Series C Convertible Preferred Stock (the “Series C Stock”).

The Purchase Agreement, the other documents related to the Purchase Agreement and the Certificate of Designation for the Series C Stock (the “Certificate of Designation”) were approved and adopted by unanimous written consent of the Board of Directors of the Company (the “Board”) on December 23, 2014, and the Board recommended that the Actions be presented to our stockholders for approval.

Under the rules of the NASDAQ Stock Market LLC, shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.  The Series C Stock has an initial conversion price equal to the purchase price of the Series C Stock and an initial conversion price of $2.40.  The $2.40 deemed price per share of Common Stock issuable upon conversion of the Series C Stock was greater than the book and the market value of the stock on December 23, 2014.  However, the conversion value and the conversion price are subject to adjustment as provided in the Certificate of Designation, and such adjustments could result in a deemed future price for the Common Stock into which the Series C Stock is convertible that is less than the book or market value of the stock on December 23, 2014.  Accordingly, in order to comply with the rules of the NASDAQ Stock Market LLC, the Certificate of Designation provides that the Series C Stock may not convert into shares of Common Stock in excess of 19.99% of the outstanding Common Stock and its aggregate voting power is limited to 19.99% of the outstanding voting power, in each case until to the effective date of stockholder approval of the Actions (the “Stockholder Approval Date”).  The effectiveness of the Actions, which will occur 20 calendar days after the mailing of this Information Statement, will remove these limitations on conversion and voting of the Series C Stock.

Pursuant to Delaware General Corporate Law (“DGCL”), on the Record Date, two of our stockholders (the “Majority Stockholders”) owning, together, 6,047,609 shares of our common stock, par value $0.0001 per share (the “Common Stock”) or approximately 64% of our outstanding voting securities on the Record Date (excluding the voting power of the Series C Stock, which is not entitled to vote on the Actions), executed a written consent approving the Actions. The elimination of the need for a special meeting of stockholders to approve the Actions is made possible by Section 228 of the DGCL which provides that the written consent of the holders of outstanding shares entitled to vote at a meeting of stockholders, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.

We were required under the Purchase Agreement to obtain a written consent of stockholders holding a majority of the outstanding voting power for the Actions. The Purchase Agreement also requires us to mail this Information Statement to stockholders and cause the stockholder approval of the Actions to become effective as soon as reasonably practicable.

Holders of the Common Stock do not have appraisal or dissenters’ rights under the DGCL in connection with the Actions. No other votes were required or necessary to adopt the Actions and none are being solicited hereunder. (See the caption “Voting Securities” herein.)

Pursuant to Section 228 of the DGCL, no advance notice of the taking of the Actions without a meeting of the stockholders was required to be provided to the stockholders who did not consent in writing to the Actions. The Majority Stockholders approved the Actions on December 23, 2014, provided that such approval will not be effective until a date that is 20 calendar days following the mailing of this Information Statement.

The Board fixed the close of business on the Record Date for the determination of stockholders entitled to vote on the Actions and therefore entitled to receive this Information Statement.

We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE, Consent or PROXY, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE ACTIONS APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS.

This Information Statement is first being sent to stockholders on or about January 27, 2015.

BACKGROUND ON THE ACTIONS

On December 23, 2014, the Company entered into the Purchase Agreement with Bison, pursuant to which Bison acquired 10,000 shares of Series C Stock (the “Transaction”). The Company intends to use the proceeds from the Transaction to fund the Company’s working capital and for other general corporate purposes. Bison is an investment firm that makes growth capital investments in middle-market companies for expansion, acquisitions and balance sheet recapitalizations.

Issuance of Series C Stock as Set Forth in a Certificate of Designation

The Board and the Majority Stockholders have approved the Purchase Agreement, pursuant to which, on December 23, 2014 (the “Closing Date”), Bison acquired the Series C Stock for an aggregate amount of $10,000,000 (the “Purchase Price”). The Series C Stock ranks, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of capital stock of the Company, including any series of preferred stock established after the Closing Date. Each share of Series C Stock accrues a semi-annual dividend of 12.5% per annum on the original per share issue price of the Series C Stock ($1,000.00) plus the aggregate amount of dividends accrued and unpaid (the “Preferred Dividend”). The Company may not pay dividends to any other series of capital stock of the Company unless the holders of the Series C Stock first receive a payment equal to the greater of any accrued but unpaid Preferred Dividend and the dividend that the holders of the Series C Stock would have received on an as-converted to Common Stock basis. In the event of a liquidation, dissolution or other deemed liquidation event of the Company, each share of Series C Stock is entitled to be paid from the assets of the Company that are available to the stockholders of the Company an amount equal to the original issue price of such share plus any accrued but unpaid dividends on such share. The Series C Stock may convert, at the holder’s option, into that number of shares of Common Stock equal to dividing the conversion value of the Series C Stock by the conversion price of the Series C Stock; provided that the Series C Stock may not convert into a percent that is in excess of 19.99% of the outstanding Common Stock prior to the Stockholder Approval Date. Such Stockholder Approval Date shall be 20 calendar days from the mailing of this Information Statement to our stockholders. As of the date of issuance, the conversion value of the Series C Stock was equal to the original issue price of a share of the Series C Stock and the conversion price of the Series C Stock was equal to $2.40. Both the conversion value and the conversion price are subject to adjustment as set forth in the Certificate of Designation filed December 23, 2014, including upon certain dilutive issuances of securities by the Company.

The Series C Stock votes with the Common Stock on matters presented to the stockholders of the Company. Each share of Series C Stock is entitled to cast the number of votes equal to the original issue price of such share divided by $2.40; provided that the voting power of the Series C Stock will not exceed 19.99% of the voting power of the outstanding Common Stock prior to the Stockholder Approval Date. The holders of the Series C Stock are entitled to nominate and elect that number of directors (each a “Preferred Director”) of the Company that is consistent with the voting power held by the holders of the Series C Stock as of the date the Series C Stock was issued; provided that holders of the Series C Stock are not entitled to nominate and elect any Preferred Director if such holders own less than 16.36% of the number of shares of the Series C Stock; provided further, that no Preferred Director may be elected if such election would cause the Company to violate any law or corporate governance requirement of any securities exchange on which the Common Stock is listed.  Each Preferred Director may be removed by the holders of the Series C Stock, or upon cause, by the holders of a majority of the Company’s outstanding voting power.  The holders of the Series C Stock are also entitled to one additional board observer.  In addition to the ability of the holders of Series C Stock to vote alongside the holders of Common Stock, the holders of a majority of the Series C Stock must also provide their consent before the Company may take certain actions, including incurring certain amounts of indebtedness, entering into transactions with related persons, entering into new lines of business, modifying the provisions of the Series C Stock, and issuing any securities that are pari passu or senior to the Series C Stock.

On December 23, 2014, Andreas Hildebrand and Peter Macdonald, partners of Bison Capital Asset Management LLC, an affiliate of Bison, were appointed to the Board as the representatives of the holders of the Series C Stock. In connection with such appointment, each of Mr. Hildebrand and Mr. Macdonald received 9,124 shares of Common Stock under our 2010 Non-Employee Directors’ Stock Plan, of which 4,562 are unvested and will vest if such person remains a director of the Company as of October 23, 2015.

At any time after the fourth anniversary of the Closing Date, the Company has the right to redeem all, but not less than all, of the Series C Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends, effective 30 days after giving notice thereof to the holder(s) of the Series C Stock.  During such 30-day period, the holders of the Series C Stock may convert the Series C Stock to Common Stock in lieu of receiving the redemption payment.  At any time after the fourth anniversary of the Closing Date, a holder of Series C Stock has the right to require the Company to redeem all or a portion of its Series C Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends.  In the event the Company fails to make the required redemption payment by the date fixed for such payment, the dividend rate will increase to 15% per annum and increase an additional 1% per annum each quarter until paid.

Approval of the Purchase Agreement

The Purchase Agreement was entered into as of December 23, 2014. It provides, among other things, representations and warranties from both the Company and Bison. The Company must indemnify Bison and its affiliates from losses, damages and claims arising out of a breach by the Company of any of its representations and warranties set forth in the Purchase Agreement or in connection with the Transaction. Bison and its affiliates may receive no more than the Purchase Price, plus fees and expenses incurred in connection with an indemnifiable claim, as a result of the Company’s indemnification obligation.  The Company also agreed to pay from the Purchase Price certain fees and expenses of Bison in the amount of $367,350.00, incurred in the Transaction.

Approval of Other Documents Related to the Purchase Agreement

Shareholder Agreement.  In connection with the Transaction, the Company, Bison, Richard Kiphart (a director of the Company) and The John Thomas Hurvis Revocable Trust entered into a Shareholder and Investor Rights Agreement dated as of December 23, 2014 (the “Shareholder Agreement”). Pursuant to the terms of the Shareholder Agreement, in the event the Company proposes to issue new securities (subject to certain exceptions), the Company must allow Bison to purchase a proportion of the new securities equal to the number of shares of Common Stock beneficially owned by Bison divided by the total number of shares of Common Stock outstanding on a fully-diluted basis.

The Shareholder Agreement also provides Bison with operational consent rights and director appointment rights that apply so long as Bison holds at least 5% of the total voting power of the Company.  The stockholders of the Company party to the Shareholder Agreement have agreed to vote in favor of Bison’s director appointees. The Shareholder Agreement entitles Bison to appoint one director to the Company’s Compensation Committee and any new board committee that is established other than the Audit Committee or the Governance and Nominating Committee, and also entitles Bison to receive certain financial information.  In connection therewith, Andreas Hildebrand was appointed to the Compensation Committee of the Board. Bison may not, subject to certain exceptions in the Shareholder Agreement, acquire additional shares of Common Stock or seek to influence the management of the Company without the Company’s consent. Such restrictions will no longer have effect upon certain changes of control of the Company.

If, on the fifth anniversary of the Closing Date or any succeeding anniversary of such date, 10% of the average daily trading volume of Common Stock is less than the number of shares of Common Stock beneficially owned by Bison divided by 240, then Bison may require the Company to initiate a sale process.  Subject to the terms of the Shareholder Agreement, the stockholders of the Company party to the Shareholder Agreement (other than Bison) have agreed to vote in favor of and otherwise support such a sale. If such a sale is not consummated within nine months, Bison has the right to require the Company to purchase, subject to the terms of the Shareholder Agreement, all or any portion of its Series C Stock or Common Stock into which such Series C Stock has converted, for a per share price generally equal to the average closing price of the Common Stock for the 60 trading days immediately preceding giving notice of exercise of such right, with such price payable on the Series C Stock on the basis of the number of such shares of Common Stock into which the Series C Stock is then convertible.  Notwithstanding the foregoing, if the Board has approved a sale that would result in Bison receiving sufficiently liquid proceeds from the sale and Bison does not execute an agreement to support such sale, the purchase price for Bison’s securities subject to such right will instead be based on the redemption price provided in the Certificate of Designation.

Registration Rights Agreement.  Also on December 23, 2014 and in connection with the Transaction, the Company, Bison, Richard Kiphart and certain other stockholders of the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Bison is entitled to certain registration rights in connection with the Common Stock, into which its shares of Series C Stock may convert, including the right to demand the registration of such shares at any time after December 23, 2015 and rights to include such shares in other registration statements filed by the Company. Additionally, certain other stockholders of the Company are entitled to include certain of their shares of Common Stock in a registration statement filed by the Company.  The Company has agreed to indemnify the other parties to the Registration Rights Agreement in connection any claims related to their sale of securities under a registration statement, subject to certain exceptions.

Amendment to the Company’s By-Laws.  In connection with the Transaction, on December 23, 2014, the Board adopted amended and restated by-laws of the Company (the “Amended and Restated By-laws”). The by-laws of the Company were amended to provide that the ability of stockholders to remove any director from office with or without cause (the “Removal Right”) is subject to any agreement among the stockholders. Prior to the adoption of the Amended and Restated By-laws, the Removal Right was not explicitly subject to any agreement among stockholders.

The description of the Transaction and the agreements and documents described herein does not purport to be complete and is qualified in its entirety by the full text of the Certificate of Designation, the Amended and Restated By-laws, the Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement, which were filed as Exhibits 3.1, 3.2, 10.1, 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2014 and incorporated herein by reference.

VOTING SECURITIES

The voting securities of the Company as of the Record Date consist of the Common Stock of which 9,452,200 were issued and outstanding, and the Series C Stock, of which 10,000 were issued and outstanding. Pursuant to the rules of the NASDAQ Stock Market LLC, the holders of the Series C stock were not entitled to vote on the Actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners of Greater Than 5% of Our Voting Securities:

Name	Common Stock Directly Held	Issuable Upon Exercise of Options Exercisable Within 60 Days (1)	Issuable Upon Conversion of Preferred Stock		Total		%
The John Thomas Hurvis Revocable Trust dated March 8, 2002	1,956,920	—	—		1,956,920		20.7
Nettlestone Enterprises Limited	483,809	—	—		483,809		5.1
Richard Kiphart	4,090,689	—	—		4,090,689		43.3
Greener Capital Partners II, L.P.	787,028	—	—		787,028		8.3
Bison Capital Partners IV, L.P.	—	—	4,166,666	(2)	4,166,666	(2)	19.99	(2)

Directors and Executive Officers:

Name	Common Stock Directly Held	Issuable Upon Exercise of Options Exercisable Within 60 Days (1)	Total	%
Gregory T. Barnum	31,167	—	31,167	*
Mary Colleen Brennan	5,000	—	5,000	*
Jeffrey R. Mistarz	8,200	51,569	59,769	*
Christopher W. Capps	52,408	—	52,408	*
Stephen Glick	116,704	—	116,704	1.2
Andreas Hildebrand	9,124	—	9,124	*
Richard P. Kiphart	4,090,689	—	4,090,689	43.3
Peter Macdonald	9,124	—	9,124	*
Tommy M. Pappas	10,735		10,735	*
C. Adam Procell	28,028	9,827	37,855	*

All Directors and Executive Officers as a Group (10 persons)	4,361,179	61,396	4,442,575	47

* Denotes beneficial ownership of less than 1%.

(1) Represents options to purchase our Common Stock exercisable within 60 days of December 23, 2014.

(2) As of December 23, 2014, the 10,000 shares of Series C Stock were convertible (subject to adjustment in accordance with the terms of the Series C Stock) into 4,166,666 shares of Common Stock but subject to the following limitation: prior to the Stockholder Approval Date, such shares of Series C Stock are only convertible into an aggregate number of shares of Common Stock not to exceed 19.99% of the outstanding shares of Common Stock. The holders of Series C Stock were not entitled to vote on the Actions.

Changes in Control

We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company, other than matters described herein.

No Dissenters’ Right of Appraisal

Neither DGCL law nor our Certificate of Incorporation provides our stockholders with dissenters’ rights in connection with the Certificate of Designation. This means that no stockholder is entitled to receive any cash or other payment as a result of, or in connection with the Certificate of Designation, even if a stockholder has not been given an opportunity to vote.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 16810 Kenton Drive, Suite 240, Huntersville, NC 28078, Attn: Corporate Secretary, or call the Company at (704) 892-4442 and we will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549-2736, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.